Exhibit 99.1

News Release

HCP Announces Pricing of $600 Million of 6.70% Senior Unsecured Notes

LONG BEACH, CA—October 10, 2007—HCP (NYSE:HCP) announced the pricing of an offering of $600 million of 6.70% senior unsecured notes due 2018. The price to the investors was 99.793% of the principal amount of the notes for an effective yield of 6.73%. The net proceeds of the offering will be approximately $594.6 million. The offering size was increased in response to investor demand.

The offering is expected to close on October 15, 2007, subject to customary closing conditions. Net proceeds from the offering will be used to repay outstanding indebtedness.

Barclays Capital Inc., UBS Securities LLC and Banc of America Securities LLC acted as joint book-running managers for the offering.

This offering of notes may be made only by means of a prospectus. A copy of the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from: Barclays Capital Inc., 200 Park Avenue, New York, NY 10166, Attention: Fixed Income Syndicate; UBS Securities LLC, 677 Washington Boulevard, Stamford, CT 06901, Attention: Fixed Income Syndicate Department; or Banc of America Securities LLC, 100 W. 33rd Street, New York, NY 10001, Attention: Prospectus Department.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. is a self-administered REIT that invests directly or through joint ventures in healthcare facilities. As of June 30, 2007, the Company’s portfolio of properties, excluding assets held for sale but including investments through joint ventures and mortgage loans, included 675 properties and consisted of 273 senior housing facilities, 265 medical office buildings, 42 hospitals, 66 skilled nursing facilities and 29 other healthcare facilities.

Forward-Looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include HCP’s beliefs and statements regarding the intended use of net proceeds from the offering and the expected closing date. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and HCP’s ability to complete the offering. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

CONTACT:

HCP

Mark A. Wallace, Executive Vice President - Chief Financial Officer and Treasurer

(562) 733-5100